                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             BAYLAKE CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                             BAYLAKE CORPORATION
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

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or Item 22(a)(2) of Schedule 14A.

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14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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paid previously. Identify the previous filing by registration statement
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





                                   STATEMENT
                                      for
                         ANNUAL MEETING OF SHAREHOLDERS
                                       of
                                 BAYLAKE CORP.

                          ___________________________


          This Proxy Statement is being furnished to the shareholders of Baylake Corp. ("Baylake") in connection with the solicitation of proxies on behalf of Baylake's Board of Directors to be voted at the Annual Meeting of Baylake Shareholders to be held at 7:00 p.m., local time, on Monday, June 2, 1997, at the Cornerstone Conference Center, 222 North Third Avenue, Sturgeon Bay, Wisconsin, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are being mailed to the shareholders on or about April 30, 1997.

          At the Annual Meeting, Baylake shareholders will be asked to elect five (5) directors to serve as Class III directors, whose terms as directors will expire in 2000. The Baylake Board of Directors also proposes an Amendment to the Baylake Bank Stock Option Plan. Presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake Common for any matter constitutes a quorum for all matters to be considered at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors will determine the shares represented at the Annual Meeting and the validity of proxies and ballots, and will count all votes and ballots. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake's charter documents and any other requirements applicable to the matters to be voted upon. Each shareholder of record of Baylake Common at the close of business on April 24, 1997, will be entitled to one vote for each share of Baylake Common registered in such shareholder's name. At that date there were 2,458,537 shares of Baylake Common issued and outstanding, all of which are entitled to vote.

          Shares represented at the Annual Meeting by properly executed proxy will be voted in accordance with the specifications made on the proxy. Unless otherwise directed, proxies will be voted FOR the election of the named individuals in Class III. If any of the nominees would decline or be unable to act, which eventuality is not foreseen, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

          Directors are elected by a plurality of the votes cast by holders of Baylake Common entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

          Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted by giving written notice to the secretary of Baylake, by giving oral notice to the presiding officer during the Annual Meeting that the shareholder intends to vote in person, or by submitting a subsequently dated proxy. Attendance by a shareholder at the Annual Meeting will not in and of itself constitute revocation of a proxy.

          The expense of preparing, printing and mailing this Proxy Statement and the solicitation of proxies will be borne by Baylake. In addition to solicitation by mail, directors, officers and employees of Baylake may solicit proxies by telephone, facsimile transmission or personal contact, but will receive no additional compensation for such services.

          Baylake shareholders of record or beneficially on April 24, 1997 may obtain a copy (without exhibits) of Baylake's (i) Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, and (ii) Quarterly Report on Form 10-Q, for the three months ended March 31, 1997, without charge, upon the written request of such person to: Steven Jennerjohn, Chief Financial Officer, Baylake Corp., 217 N. Fourth Avenue, P.O. Box 9, Sturgeon Bay, WI 54235.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

           THE BOARD OF DIRECTORS OF BAYLAKE UNANIMOUSLY RECOMMENDS:

       .          a vote FOR each of the nominees for Class III director,

         AS THE BOARD BELIEVES SUCH ACTION TO BE IN THE BEST INTERESTS
                        OF BAYLAKE AND ITS SHAREHOLDERS

Election of Directors

          The Bylaws of Baylake provide for classification of the Board of Directors into three classes as nearly equal in number as practicable, each to serve staggered three-year terms, with the term of one class expiring each year. The Bylaws also provide that the Board may consist of not less than five
(5) nor more than seventeen (17) directors as shall be determined from year to year by the shareholders. The Board of Directors currently consists of twelve
(12) directors, including three (1) Class I directors, whose terms expire in 1998, four (4) Class II directors whose terms expire in 1999, and five (5) Class III directors whose terms expire in 1997. The Board of Directors has nominated the five (5) individuals named below for election as directors of Class III, to serve for terms expiring at the 2000 Annual Meeting of Shareholders and upon the election of their successors. All of the nominees are currently directors of Baylake.

          The following also sets forth information as to current directors of Baylake who will serve as directors for the indicated terms. Except as otherwise indicated, each of the directors has been employed in such director's current occupation for at least five years. All of the directors of Baylake also serve as directors of Baylake Bank.

Nominees for Election as Class III Directors for Term Expiring in 2000:

                                                 Principal Occupation and                            Director
          Name and Age                           Business Experience                                   Since
          ------------                           ------------------------                              -----
          Ronald D. Berg (62)                    Retired; formerly, Senior Vice President of           1979
          (1)(3)                                 Baylake Bank

          Marie Bertschinger (69)                Management of Alpine, Inc.                            1979
          (2)(3)                                 (resort)

          Richard A. Braun (54)                  Executive Vice President and Vice Chairman            1994
          (1)(4)(5)                              of Baylake; previously President of Baylake
          Ex officio:(2)                         Bank - Kewaunee and President of
                                                 Kewaunee County Banc-Shares, Inc.

          Ruth Nelson (62)                       General Manager of Ephraim Shores                     1983
          (1)(5)                                 (motel and restaurant)

          William C. Parsons (60)                President of Palmer Johnson Enterprises               1979
          (1)(3)(4)                              (shipbuilding and marine components)


Continuing Class I Directors Whose Term Expires in 1998:

                                                 Principal Occupation and                              Director
          Name and Age                           Business Experience                                   Since
          ------------                           ------------------------                              -----


          John W. Bunda (62)                     Owner and manager of Bunda's Hutch                    1972
          (3)                                    (retail clothing)

          L. George Evenson (68)                 Retired; formerly, dairy farmer                       1978
          (1)(4)                                 (1949-1993)

          Thomas L. Herlache (54)                President, Chief Executive Officer and;               1970
          (1)(2)(4)                              Chairman of Baylake; President, Chief
          Ex officio:(3)(5)                      Executive Officer, Vice Chairman and
                                                 Trust Officer of Baylake Bank

Continuing Class II Directors Whose Term Expires in 1999:

                                                 Principal Occupation and                              Director
          Name and Age                           Business Experience                                   Since
          ------------                           ------------------------                              -----

          John D. Collins (66)                   Owner of C&S Manufacturing                            1979
          (2)                                    (metal production)

          George Delveaux, Jr. (54)              Dairy Farmer                                          1981
          (3)(5)

          Glenn Miller (66)                      Senior Vice President and Co-Owner of                 1983
          (2)(4)                                 Sturgeon Bay Yacht Harbor;  Co-Owner
                                                 of Ephraim Yacht Harbor;  Retired

          Joseph Morgan (54)                     President of Mary Morgan, Inc. (printing)             1995
          (4)(5)

(1) Member of the Executive Committee, which reviews the financial, administrative and regulatory, activities of Baylake and Baylake
         Bank. It is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on a weekly basis (except for the third Tuesday of each month), and held 37 meetings during 1996.

(2) Member of the Director Loan Committee which reviews certain loan transactions of Baylake Bank. This committee generally meets on a weekly basis, and held 52 meetings during 1996.

(3) Member of the Audit and Legal Committee which reviews financial and legal matters of Baylake and held 12 meetings in 1996.

(4) Member of the Personnel and Compensation Committee, which reviews the personnel policies and annual compensation levels of Baylake Bank. Officers and employees of Baylake receive no separate compensation, as all compensation is paid by Baylake Bank. This committee held 1 meeting during 1996.

(5) Member of the Special Services Committee, which reviews the functions and administration of the trust and financial services departments of Baylake Bank and Baylake's non-bank subsidiaries. This committee meets on a monthly basis, and held 12 meetings during 1996.

         Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of all committees on which such directors served during 1996 except that William C. Parsons attended 67% of Board of Directors meetings, 70% of Executive Committee meetings, and 67% of Audit & Legal Committee meetings.

Ownership of Baylake Common

         The table below sets forth information regarding the beneficial ownership of Baylake Common as of April 24, 1997 by each director and nominee for director (including the named executive officer in the Summary Compensation Table below) and by all executive officers and directors of Baylake and its subsidiaries as a group. Such information, including addresses, is also given for all persons who are known to Baylake to beneficially own more than 5% of the outstanding shares of Baylake Common as of such date.

          Name (1)                                        Number of Shares                Percent
          ----------------------------                    ----------------                -------

          Thomas L. Herlache                              37,260(2)                        1.52%

          Ronald D. Berg                                   4,034                              *

          Marie Bertschinger                              52,080                           2.12%

          Richard A. Braun                                25,300                           1.03%

          John W. Bunda                                    6,881                              *

          John D. Collins                                 21,417                              *

          George Delveaux, Jr.                               486                                *

          L. George Evenson                                3,284                                *

          Glenn Miller                                     4,119                                *

          Joseph Morgan                                    1,861                                *

          Ruth Nelson                                     37,892                             1.54%

          William C. Parsons                              27,688                             1.13%

          All executive officers and directors           239,755(3)                          9.75%
            as a group (21 persons)

          Ellsworth L. Peterson                          239,837                             9.76%
            55 Utopia Circle
            Sturgeon Bay, WI  54235

          Oliver Ulvilden                                145,521                             5.76%
            P.O. Box 189
            Ephraim, WI  54211

           _____________________________
          * Less than 1%

          (1) For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.
          (2) In addition, there are also options to purchase 8,800 shares exercisable currently or within 60 days of the date hereof.
          (3) In addition, there are also options to purchase aggregate of 62,000 shares exercisable currently or within 60 days of the date hereof.

Directors' Fees and Benefits

          Directors of Baylake or Baylake Bank are paid $350 for each general board meeting attended, and $100 for each board meeting which is not attended. Members of any of the identified committees also receive $150 for each committee meeting attended.

          Baylake also has deferred compensation agreements with certain of its directors, including Marie Bertschinger, John W. Bunda, George Delveaux, Jr.,
L. George Evenson, Ruth Nelson, and William C. Parsons. Under these agreements, participating directors may elect to defer their annual directors' fees until retirement, termination, death or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments. At death, all sums held in the account of a participating director are payable to designated beneficiaries. Although Baylake maintains policies of insurance to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

Executive Compensation

          Compensation Summary. The following table summarizes certain information for each of the last three years concerning all compensation awarded or paid to or earned by the Chief Executive Officer of Baylake. No other executive officers of Baylake and/or Baylake Bank received total annual salary and bonus exceeding $100,000 for fiscal year 1996.

                                             Summary Compensation Table
                                                 Annual Compensation(6)
                                                 ----------------------
                                                                                Options/      All other
Name and Principal                            Salary             Bonus           SARs        Compensation
      Position                 Year           ($)(1)             ($)(2)          (#)(3)          ($)(4)
------------------------                                         ------         -------          ------

Thomas L. Herlache             1996           249,848(5)         45,938         4,000            13,312
  President and Chief          1995           222,181(5)         43,750         4,000            15,000
  Executive Officer            1994           172,120(5)         12,644         8,000             7,250

(1) The salary amount set forth include base salaries, directors' fees and employee contributions made to the account of the named executive officer pursuant to the Baylake Bank's 401(k) Plan.

(2) Consists of bonuses earned during the year indicated pursuant to Baylake Bank's Pay-for-Performance Program and prior bonus plans, which amount were paid as soon as practicable in the following year. See "Board of Directors/Compensation Committee Report on Management Compensation -- Year-end Bonuses" below for more detailed information.

(3) Consists solely of non-qualified stock options granted to the named executive officer under Baylake's 1993 Stock Option Plan.

(4) Consists of employer matching and other contributions made to the account of the named executive officer under Baylake Bank's 401(k) Plan.

(5) Includes annual compensation deferred at Mr. Herlache's election pursuant to the Thomas L. Herlache Deferred Compensation Plan, under which Mr. Herlache may defer a portion of his annual compensation in an amount equal to the greater of $20,500 or 15.6% of his base salary. Amounts deferred are held in a rabbi trust for the benefit of Mr. Herlache.

(6) Although the named individual received perquisites or other personal benefits in the years shown, in accordance with SEC regulations the value of these benefits is not shown because they did not in the aggregate exceed 10% of the individual's salary and bonus in any year.

         Mr. Herlache also has a Preferred Compensation Agreement with Baylake Bank under which Mr. Herlache is entitled to receive a minimum cash benefit of $20,000 per year (payable in monthly installments) upon his death, disability or retirement at age 65. Such payment will be made for a period of at least ten years. If Mr. Herlache decides to retire before age 65, he will be entitled to reduced annual benefits (with the reduction equal to 6.5% multiplied by the difference between his age at early retirement and age 65); however, Mr. Herlache will not be entitled to any such benefits upon retirement prior to age 65.

          Stock Options. The following tables set forth certain information concerning grants of options to purchase Baylake Common made to the named executive officer during 1996 and the number and value of options outstanding at the end of 1996 for the named executive officer.


                                       Options/SAR Grants in Last Fiscal Year
                                                   Individual Grants(1)

                                                                                                        Potential Realizable
                                              Percent of                                                  Value at Assumed
                                             Total Options/                                             Annual Rates of Stock
                              Options/       SARs Granted      Exercise     Market Price                 Price Appreciation
                               SARs          to Employees      or Base      at Date         Expiration    For Option Term
         Name               Granted(#)       in Fiscal Year    Price($/sh)  of Grant           Date       5%($)        10%($)
         ----               ----------     --------------      -----------  --------           ----       -----        ------
Thomas L. Herlache         4,000           10.5%               $26.75           $26.75          1/2/06      67,292       170,530

(1) Consists entirely of non-qualified stock option granted pursuant to Baylake's 1993 Stock Option Plan. All options granted after April 30, 1993 have and will have exercise prices equal to 100% of the fair market value of the Baylake Common on the date of grant. The options granted to date become exercisable 20% per year, commencing one year from date of grant.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                    And Fiscal Year-End Option/SAR Values(1)

                                                                 Number of Unexercised        Value of Unexercised
                                                                 Options/SARs at Fiscal    In-the-Money Options/SARs
                                                                     Year-End (#)         at Fiscal Year-End ($)(3)
                        Shares Acquired    Value
         Name           on Exercise (#)    Realized ($)(2)    Exercisable  Unexercisable   Exercisable  Unexercisable
         ----           ---------------    ---------------    -----------  ------------    -----------  ------------

 Thomas L. Herlache        4,800           $59,094.25           4,000         15,200          20,592       20,592

(1) Consists entirely of non-qualified stock options; no SARs have been granted or exercised.

(2) Market price at date of exercise of options, less option exercise price, times number of shares, equals value realized.

(3) Calculated assuming market price of Baylake Common at fiscal year-end of $26.87 per share.

Board of Directors/Compensation Committee Report on Management Compensation

          The Board of Directors determines the compensation of Baylake Bank's executive officers, based on the recommendations of the Personnel and Compensation Committee (the "Committee). However, with respect to the compensation of Thomas L. Herlache, Baylake Bank's President and Chief Executive Officer, the Board of Directors determined his compensation based upon an independent evaluation by Executive Studies Group, comparing financial institutions of equivalent asset size. Criteria selected for salary comparisons included return on assets and net income growth and, in addition, return on assets and return on equity results. Directors and committee members who are also executive officers of Baylake Bank do not participate in discussions concerning their compensation. The Board of Directors unanimously adopted the recommendations of the Committee without modifications.

          The Committee is comprised of seven persons, including four outside directors, Thomas L. Herlache, Richard A. Braun, and Sharon Haines, Director of Human Resources. Ms. Haines is substantially responsible for initially formulating the Committee's recommended compensation levels of the salaried employees and executive officers. The Committee generally meets one time during the year to consider compensation levels and make recommendations to the Board. It works with the human resources department which gathers and provides useful information for the Committee's review.

          The general philosophy of the Committee is to offer employees fair and competitive compensation, based on the employee's individual contribution, experience and performance and on Baylake Bank's overall growth and performance. Baylake Bank's executive compensation policies are intended to attract and retain competent management with a balance of short- and long-term considerations and to provide incentives to individuals based upon the Bank's growth and earnings and the attainment of certain goals. The Board of Directors believes that this policy is critical to the long-term success and competitiveness of Baylake.

          In making its executive compensation recommendations for 1996, the Committee considered various factors, including the following: (i) the financial performance of Baylake Bank as a whole on both a short-term and long-term basis (including net income, an increase in deposits and loans, return on average shareholders' equity, and return on average asserts); (ii) with respect to each individual executive officer, the financial performance of that area of Baylake Bank, if any, for which such executive is responsible, including whether or not that area of the Bank achieved its goals for 1996;
(iii) the length of service of the executive and an evaluation of the executive's overall job performance; (iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors which the Committee deems appropriate in the case of a particular executive. The Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer.

          The main components of Baylake Bank's executive compensation program consist of base salary, a year-end bonus, and stock options, in addition to standard medical, life and disability benefits and a 401(k) profit sharing plan made available to all employees.

          Base Salary. The principal component of executive compensation is base salary. The Committee believes that base salary is most important in retaining highly qualified officers. Accordingly, it reviews compensation surveys and comparisons collected by the human resources department and seeks to recommend salaries at levels above those applicable to other financial institutions and businesses similarly situated on the basis of type, size and community, although the Committee and human resources department do not perform any mathematical calculations or statistical analyses to arrive at any percentile comparison. Salary surveys include both informal surveys conducted by the human resources department with the cooperation of nearby community financial institutions and businesses, and formal financial surveys conducted by independent banking consultants and banking associations.

          In recommending base salary levels for 1996, the Committee (and the Board, as to the salary of Mr. Herlache) considered such factors as growth in net income and earnings per share and return on average assets and average stockholders' equity. With respect to Mr. Herlache's salary in particular, the Board took into account the sustained top performance of Baylake under his leadership as well as Baylake's most recent annual performance. In view of these considerations, the Board and Committee determined that a salary increase for the executive officers ranging from 2.45% to 11.35% including a salary increase for Mr. Herlache of 5.00% would be appropriate.

          Year-End Bonuses. The Board of Directors, in conjunction with the Committee, implemented a year-end bonus program, called the "Pay-for-Performance Program," which commenced in 1993. The Pay-for-Performance Program offers incentives to executive officers and other key employees to earn bonuses which are directly dependent on the Bank's performance in numerous select areas and in various divisions. The bonus plans reflect the philosophy of the Board that a significant portion of executive compensation should be related to the financial performance of the Bank.

          The Pay-for-Performance Program is intended to motivate and reward management and other employees by linking bonuses to critical financial performance components of the Bank. Under the Program, key indicators have been identified which are considered by the Board to have an impact on the earnings of Baylake Bank. These indicators include the following: growth in deposit and loan volumes; profit in terms of both net interest margin and fee income; asset quality with respect to loans past due over 60 days and net charge-offs; and productivity measured by net non-interest expense as a percentage of average assets and pre-tax income as a percentage of salary and employee benefits expense. Certain quantitative goals were assigned to each of these indicators (ranging from goal 1 to goal 10), and each indicator was assigned a weighted value based on its perceived influence on earnings. The Board determined that achievement of the maximum goals (goal 10) across all indicators in 1996 should generate at least $3,488,000 in additional pre-tax income, and that the bonus pool should constitute 25% of additional net income attributable to the performance indicators (resulting in a maximum potential bonus pool of approximately $872,000 for 1996). However, it was agreed that no bonuses would be awarded unless Baylake's return on average stockholders' equity for 1996 was at least 12.50%.

          After determining the bonus pool, a calculation is made as to the size of the bonus pool set forth as a percentage of total salary expense, and each employee is eligible to receive a bonus equal to such percentage multiplied by their base salary. Half of the bonus is guaranteed to them, with the other half constituting an additional pool from which bonuses may be paid depending upon the achievement of qualitative criteria applicable to divisions of the Bank in which such employees are associated. The Board of Directors, however, determined that Mr. Herlache should be entitled to 100% of his bonus based exclusively on the performance indicators and should not be subject to divisional criteria because of his overall supervisory and other significant responsibilities as President and Chief Executive Officer of Baylake and Baylake Bank.

          Based on actual results for 1996 among the various indicators which achieved prescribed goals, a bonus pool of approximately $327,000 was established. The goal level of at least 6 was achieved in components relating to loan volume growth, fee income, and productivity indicators. The goal level of 2 was achieved in asset quality and deposit growth indicators. The bonus pool amounted to approximately 8.39% of total salaries. Executive officers of Baylake Bank received bonuses ranging from 6.86% to 9.06% of their base salaries (as a result of qualitative criteria affecting the divisions for which they are responsible). However, Mr. Herlache did not receive any pay for performance bonus. The payment of $45,938 or 25.00% of his base salary was based on the recommendation for salary adjustment resulting from the study.

          Stock Options. In April 1993, the Board of Directors approved Baylake's 1993 Stock Option Plan (the "Option Plan"), which was later approved by the shareholders in June 1993. The Option Plan was established to provide a long-term incentive to the Bank's executive officers and other key employees, to increase the overall value of Baylake in future years. The Board seeks to further motivate management by granting them options to purchase shares of Baylake Common and thus offering them a greater stake in Baylake's future. The Board also views the Option Plan as a significant component of the Bank's overall compensation package and is a complement to base salary and bonus. The Option Plan also enables the Bank to compensate its officer without having to make any cash payments.

          A total of 200,000 shares of Baylake Common has been reserved for issuance upon exercise of options granted and to be granted under the Option Plan. Options to purchase an additional 40,000 shares were granted in January 1997 at an exercise price of $26.87 per share, which approximate the then current market value of the Baylake Common. To date, options to purchase up to 182,000 shares in aggregate have been granted to a total of eleven executive officers of the Bank. All options granted will have an exercise price equal to the market value of the Baylake Common at the date of grant. Option grants have been and will be made at or near the current market value so that any value is dependent upon an increase in the market value of the Baylake Common. The options vest over five years (20% per year), commencing one year after date of grant, and expire after 10 years if not exercised.

          The total number of options granted to Baylake Bank's executive officers in 1996 was generally based on the Bank's continued performance in 1996 as compared to 1995, and the number of options granted on an individual basis took into account the executive officer's relative cash compensation, experience, responsibilities and attribution to the Bank's past and future performance. In 1997, Mr. Herlache was granted options to purchase 4,000 shares of Baylake Common, while other divisional vice presidents were granted options to purchase 4000 shares and the Executive Vice-President and Director of Marketing were granted options to purchase 2000 shares.

                      PROPOSAL TO AMEND STOCK OPTION PLAN

          The Board of Directors has unanimously recommended approval by the stockholders of an amendment to Stock Option Plan. Compensation of the Company's employees will continue to be determined by the Compensation Committee of the Board of Directors. The Stock Option Plan will continue to be administered by the members of the Compensation Committee who are not employees of the Company or any of its affiliates.

          The Stock Option Plan was intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve aggressive corporate objectives in a rapidly changing environment, and constitutes part of the Company's overall efforts to improve performance and increase stockholder value. The current Stock Option Plan provided that a total of 200,000 shares of Baylake Common Stock would be reserved for issuance pursuant to the exercise of options, subject to adjustment as provided in the Plan for changes in the capital stock of the Company.

          Options granted are reflected by an agreement between the employee and the Company which will contain terms and conditions required by the Plan and such other provisions as the Committee may deem appropriate, including whether special Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NSOs") will be granted. Each year, the Compensation Committee determines the exercise price of each option granted; provided, however, that the price shall not be less than one hundred percent (100%) of the Fair Market Value (as defined) of the Company's Common Stock at the time the option is granted.

          Option agreements granted by the Compensation Committee will state the period of time within which an option may be exercised, provided that (a) no option may be exercised until at least six months have elapsed from the date of grant or, if granted prior to stockholder approval of the Plan, from the date of such stockholder approval, (b) the exercise period of an option may not exceed ten years, and (c) no option may be treated as an ISO unless it is exercised during the optionee's period of employment or within three months after termination of employment, or if termination is caused by death or disability, within one year after such termination.

          Summary of the Amendment. It is the opinion of the Board of Directors that the number of shares authorized under the Plan be increased by 200,000 shares to continue its ability to offer non-cash compensation and incentives to executive management. Out of the initial 200,000 shares authorized to be issued subject to options, a total of 184,000 grants for shares have been issued, leaving only 16,000 shares remaining for future grants.

          The Board of Directors proposes to amend Section 3.01 of the Plan which will increase the number of shares authorized under the Plan from 100,000 to 300,000. In the opinion of the Board, Baylake Corp. has benefited from the previous options offered under the Plan by fulfilling the goals of attracting and retaining qualified management and has been successfully reflected in Baylake's overall performance since the Plan was implemented.

The Board of Directors recommends that stockholders vote FOR the proposal. The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is necessary to adopt the proposal.

Members of the Salary and Compensation Committee:

          L. George Evenson, Sharon Haines (non-director), Thomas L. Herlache, Glenn Miller, William C. Parsons, Joseph Morgan and Richard A. Braun

Compensation Committee Interlocks and Insider Participation

          As indicated above, Thomas L. Herlache, President and Chief Executive Officer of Baylake and Baylake Bank, and Sharon Haines, Director of Human Resources, serve as members of the Personnel and Compensation Committee. Mr. Herlache is a member of the Baylake Board of Directors, although he does not participate on decisions affecting his own compensation. Mr. Herlache is also a director of Alpine, Inc., the organization of which Marie Bertschinger, a director of Baylake, was assistant manager until 1992. Alpine, Inc. does not have a compensation committee, and Mr. Herlache has not otherwise participated in decisions regarding compensation matters for that company.



Performance Graph

          The following graph shows the cumulative stockholder return on the Baylake Common over the last five fiscal years compared to the returns of Standard & Poors 500 Stock Index and the Keefe, Bruyette & Woods 50 Bank Index (the "KBW 50"). The KBW 50 is a market-capitalization-weighted index of the market performance of the 50 largest U.S. banks, including all money center and most major regional banks, and is published in various financial and banking literature.

                   Comparison of Five Year Cumulative Return
                      Among S & P Index, KBW 50 Bank Index
                                and Baylake Corp



Measurement Period
(Fiscal Year Covered)             S & P Index          KBW 50 Bank          Baylake Corp.
Measurment Pt  - 12/31/91            $100                  $100                   $100
    FYE 1992                         $108                  $127                   $124
    FYE 1993                         $118                  $135                   $253
    FYE 1994                         $120                  $128                   $315
    FYE 1995                         $165                  $204                   $254
    FYE 1996                         $203                  $289                   $264


(1) Assumes $100 invested on December 31, 1989 in Baylake Corp. Common Stock compared to the same amount invested in other funds shown at the same time. Dividends are assumed to be reinvested.

Certain Transactions with Management

          Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 1996, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons remain on substantially the same terms including interest rates and collateral, on those prevailing at the time for comparable transactions with other persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

Compliance with Section 16(a) of the Exchange Act

          Under Section 16(a) of the Exchange Act, Baylake's directors and executive officers, and any persons holding more than 10% of the outstanding Baylake Common are required to report their initial ownership of the Baylake Common and any subsequent changes to such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and Baylake is required to disclose in this Proxy Statement/Prospectus any failure to file such reports by these dates during 1996.

                                    EXPERTS

          The Board of Directors intends to continue to use the accounting firm of Smith & Gesteland as independent auditors to audit the financial statements of Baylake for 1997. Representatives of Smith & Gesteland are expected to be present at the Baylake Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.